EXHIBIT 10.8

                      ONLINE VACATION CENTER HOLDINGS CORP.

                   Summary of Agreement with Richard McKinnon

Effective as of October 2005, Online Vacation Center Holdings Corp. (the "Company") entered into a verbal consulting agreement with Richard McKinnon. The consulting agreement is on a month-to-month basis and has no expiration date. In consideration for providing consulting service, the Company pays Mr. McKinnon a monthly consulting fee of $10,000 per month.